Exhibit 16.2

December 17, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change in Certifying Accountant—WithumSmith+Brown, PC” appearing in Solid Power, Inc.’s (formerly Decarbonization Plus Acquisition Corporation III) Registration Statement on Form S-1 filed on or about the date hereof (the “Registration Statement”) and have the following comments:

1.	We agree with the statements concerning our Firm in such section of the Registration Statement statements made in the second, third and fourth paragraphs of the disclosure; and
2.	We are not in a position to agree or disagree with statements made in the second and third sentences of the first paragraph of such section of the Registration Statement.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York